Exhibit 16

October 7, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 7, 2004, of Bresler & Reiner, Inc. (the Company) and are in agreement with the statements contained in the first sentence of the first paragraph regarding the Company’s dismissal of our firm and the second paragraph on page two therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP